Exhibit 99.1

Lpath Temporarily Suspends Dosing of iSONEP in Clinical Trials Due to cGMP Compliance Issues at Contract Fill/Finish Source

Management to Host Investor Conference Call Tomorrow, Friday, January 27 at 8:45 a.m. ET

SAN DIEGO, January 26, 2012: Lpath, Inc. (OTCBB: LPTN), the industry leader in lipidomics-based antibody therapeutics, has temporarily suspended dosing patients in its PEDigree and Nexus trials. In these trials, iSONEP™ is being tested as a treatment for wet AMD (Nexus) and a related complication called Pigmented Epithelial Detachment (PEDigree).

The company has taken this action because it learned from the FDA that the company’s fill/finish contractor, Formatech, Inc., was not in compliance with FDA’s current Good Manufacturing Practice (cGMP) requirements during the period that the iSONEP clinical vials were filled. Accordingly, even though Lpath believes it has taken appropriate steps to oversee Formatech’s manufacturing in order to ensure product quality, it has suspended dosing as a precaution to ensure the continued safety of all patients in its clinical trials.

iSONEP was well tolerated by all patients in the Phase 1 trial and by all patients thus far in the PEDigree and Nexus trials. The company has received no claims raising safety concerns regarding iSONEP.

Lpath has initiated the process to manufacture additional drug substance and has identified an alternate fill/finish contractor. Lpath plans to resume dosing in both clinical trials within four to six months subject to any necessary regulatory approvals. The FDA has agreed to respond within 30 days upon Lpath’s request to reinstate dosing.

Scott Pancoast, Lpath’s president and chief executive officer, commented: “While we are disappointed to learn about these FDA concerns, we believe this issue does not affect the prospects for value creation by our PEDigree and Nexus studies.”

“We continue to expect that the resolution of RPE detachments that we saw in each of the two patients in our Phase 1 trial will be repeated in our PEDigree study, and that the significant reductions in lesion size that we also saw in the Phase 1 trial will be repeated in the Nexus study,” added Pancoast.

Conference Call

Lpath will hold a conference call tomorrow (Friday, January 27, 2012) at 8:45 a.m. Eastern time to discuss today’s news and the company’s outlook for 2012. President and CEO Scott Pancoast will host the call, with a question-and-answer session following management’s presentation.

Dial-in number: 1-877-941-2068

International dial-in: 1-480-629-9712

Conference ID number: 4510816

Internet simulcast and replay: http://viavid.net/dce.aspx?sid=00009327

Please call the conference telephone number 5-10 minutes prior to the start time. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A telephone replay of the call will be available after 11:45 a.m. Eastern time and until February 27, 2012.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay pin number: 4510816

About Lpath
San Diego-based Lpath, a therapeutic antibody company, is the category leader in lipidomics-based antibody therapeutics, an emerging field of medicine that targets bioactive signaling lipids for treating a wide range of human disease. Lpath’s ImmuneY2™ drug-discovery engine has the unique ability to generate therapeutic antibodies that bind to and inhibit bioactive lipids that contribute to disease. The company has developed three drug candidates, one of which (iSONEP™ for wet AMD) has initiated mid-stage clinical trials and another of which (ASONEP™ for cancer) will soon begin mid-stage clinical trials. The third candidate is a pre-clinical anti-LPA antibody, which has shown efficacy in animal models of pain, fibrosis, and traumatic brain injury. Lpath entered into an agreement with Pfizer (NYSE: PFE) in 2010 that provides Pfizer an exclusive option for a worldwide license to develop and commercialize iSONEP. For more information, visit www.Lpath.com.

About Forward-Looking Statements

The Company cautions you that the statements included in this press release that are not a description of historical facts are forward-looking statements. These include statements regarding: the eventual commercial viability of the Company’s drug programs, the timeline to recommence the iSONEP clinical trials, and the eventual revenues that the Company would attain if the drug eventually gets approved. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in the Company’s business, including, without limitation: the results of and the time to complete any future clinical trials for iSONEP may not be favorable and the Company may never receive regulatory approval for iSONEP; and the Company may not be able to secure the funds necessary to support its clinical trial and product development plans. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q filed with the SEC. Such documents may be read free of charge on the SEC’s web site at www.sec.gov. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Lpath, Inc.	Lpath Investor Relations
Scott R. Pancoast	Liolios Group, Inc. (949) 574-3860
President & CEO	Ron Both: ron@liolios.com
(858) 926-3200	Geoffrey Plank: geoffrey@liolios.com
spancoast@Lpath.com	info@liolios.com